Exhibit 99.1

MaxLife Fund Corp. announces cancellation of 14,050,000 Common Shares

•	Press Release

•	Source: MaxLife Fund Corp.

•	On Wednesday August 5, 2009, 12:08 pm EDT

NEW JERSEY, Aug. 5 /PRNewswire-FirstCall/ - MaxLife Fund Corp. (OTC:MXFD - News), have announced that some of its founding shareholders have agreed to cancel a total of 14,050,000 shares of the Company's common stock in order to increase overall shareholder value for the Company.

Bennett Kurtz, Chief Executive Officer of the Company says: "We believe this is a very important step for our Company to increase shareholder value and support future growth. This comes at an exciting opportunistic time, when MaxLife is launching a new and innovative life settlement product (information can be found at www.themxway.com). The early reaction to this product is very positive and should contribute revenues in the near future. We believe that this combination of the reduced shares outstanding and the anticipated bottom line growth should have a positive effect for our shareholders." The Company is currently in negotiations with other shareholders to cancel more shares as well and such shareholders may receive options and/or warrants in the Company in consideration for cancelling their shares.

About MaxLife Fund Corp.: MaxLife Fund Corp. is concentrating on 3 major components of the fast growing Life Settlement sector; (1) to invest and trade policies for our own inventory, (2) to obtain ownership in companies in the life settlement industry and (3) to build a large portfolio by demand for institutional buyers.

The MX-Series Life Settlement product is a new way for investors, hedge funds and pension funds to participate in the sector with secure minimum returns and potential for higher maximum returns. This is a way for such investors to diversify into an alternative asset class.

MaxLife Fund Corp. is positioning itself to grow with the industry and expand its operation to become one of the leaders in the Life Settlement sector.

Cautionary Statement Pursuant to Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995:

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this news release.

    For further information contact:
    MaxLife Fund Corp.

    Tel: 1-866-752-5557
    Email: info@themxway.com
    www.maxlifefund.com